Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
January 25, 2018

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2017 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

SANTA CLARA, Calif. — January 25, 2018 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2017.

Consolidated net income available to common stockholders for the fourth quarter of 2017 was $117.2 million, or $2.19 per diluted common share, compared to $148.6 million, or $2.79 per diluted common share, for the third quarter of 2017 and $99.5 million, or $1.89 per diluted common share, for the fourth quarter of 2016. Consolidated net income available to common stockholders for the year ended December 31, 2017 was $490.5 million, or $9.20 per diluted common share, compared to $382.7 million, or $7.31 per diluted common share, for the comparable 2016 period. The fourth quarter, and full year, 2017 results included a $37.6 million tax expense related to H.R.1, Tax Cuts and Jobs Act (the "TCJ Act"), as well as a pre-tax loss of $8.8 million on the sale of available-for-sale ("AFS") securities in connection with our ongoing treasury and tax management objectives.

"The fourth quarter was an excellent close to an outstanding year, continuing the positive trends of robust growth in loans and client funds, healthy increases in net interest income and net interest margin, solid core fee income, and stable credit," said Greg Becker, President and CEO of SVB Financial Group. "As we enter 2018, our outlook remains positive; this is due to the health and vibrancy of our client base and our expectation that we will see results from our continued investment in growth and client engagement; as well as tailwinds from lower corporate taxes, higher interest rates and the potential for some regulatory relief.”

Highlights of our fourth quarter 2017 results (compared to third quarter 2017, unless otherwise noted) included:

•	Average loan balances of $22.4 billion, an increase of $0.9 billion (or 4.0 percent).

•	Period-end loan balances of $23.1 billion, an increase of $0.9 billion (or 4.1 percent).

•	Average fixed income investment securities of $23.8 billion, an increase of $0.6 billion (or 2.8 percent).

•	Period-end fixed income investment securities of $23.8 billion, an increase of $0.1 billion (or 0.5 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $5.0 billion (or 5.2 percent) to $102.4 billion.

•	Period-end total client funds increased $5.5 billion (or 5.6 percent) to $104.6 billion.

•	Net interest income (fully taxable equivalent basis) of $395.3 million, an increase of $20.7 million (or 5.5 percent).

•	Provision for credit losses of $22.2 million, compared to $23.5 million.

•	Net loan charge-offs of $12.9 million, or 23 basis points of average total gross loans (annualized), compared to $10.5 million, or 19 basis points.

•
Gains on investment securities of $15.8 million, compared to $15.2 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $8.0 million, compared to $9.7 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Gains on equity warrant assets of $12.1 million, compared to $24.9 million.

•
Noninterest income of $152.3 million, a decrease of $6.5 million (or 4.1 percent). Non-GAAP core fee income increased $3.7 million (or 3.6 percent) to $106.4 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $264.0 million, an increase of $6.2 million (or 2.4 percent).

•	Income tax expense included a one-time expense of $37.6 million associated with the TCJ Act enacted into law on December 22, 2017. (See "Income Tax Expense" for further details.)

Fourth Quarter and Full-Year 2017 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Year ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Income statement:
Diluted earnings per common share (1)	$2.19	$2.79	$2.32	$1.91	$1.89	$9.20	$7.31
Net income available to common stockholders (1)	117.2	148.6	123.2	101.5	99.5	490.5	382.7
Net interest income	393.7	374.0	342.7	310.0	296.6	1,420.4	1,150.5
Provision for credit losses (2)	22.2	23.5	15.8	30.7	16.5	92.3	106.7
Noninterest income	152.3	158.8	128.5	117.7	113.5	557.2	456.6
Noninterest expense (2)	264.0	257.8	251.2	237.6	235.2	1,010.7	859.8
Non-GAAP core fee income (3)	106.4	102.7	87.3	82.6	84.6	379.0	316.2
Non-GAAP noninterest income, net of noncontrolling interests (3)	144.5	153.2	119.0	111.1	109.1	527.8	448.5
Non-GAAP noninterest expense, net of noncontrolling interests (2) (3)	263.7	257.6	251.0	237.5	234.9	1,009.8	859.3
Fully taxable equivalent:
Net interest income (4)	$395.3	$374.6	$343.2	$310.3	$296.9	$1,423.4	$1,151.7
Net interest margin	3.20%	3.10%	3.00%	2.88%	2.73%	3.05%	2.72%
Balance sheet:
Average total assets	$50,799.4	$49,795.4	$47,549.4	$45,301.0	$44,933.7	$48,380.3	$43,987.5
Average loans, net of unearned income	22,444.1	21,584.9	20,508.5	20,069.3	19,260.7	21,159.4	18,283.6
Average available-for-sale securities	12,081.0	12,674.6	12,393.1	12,550.3	12,505.1	12,424.1	13,331.3
Average held-to-maturity securities	11,703.0	10,467.5	9,128.4	8,600.2	7,730.5	9,984.6	8,192.2
Average noninterest-bearing demand deposits	36,962.0	36,578.8	34,629.1	32,709.4	32,663.8	35,235.2	31,189.2
Average interest-bearing deposits	7,811.4	7,464.1	7,509.6	7,249.1	7,033.7	7,509.9	7,569.8
Average total deposits	44,773.4	44,042.8	42,138.6	39,958.5	39,697.4	42,745.1	38,759.1
Average long-term debt	743.2	749.5	780.2	795.6	795.9	766.9	796.3
Period-end total assets	51,214.5	50,754.3	48,400.4	46,413.3	44,683.7	51,214.5	44,683.7
Period-end loans, net of unearned income	23,106.3	22,189.3	20,976.5	20,427.5	19,899.9	23,106.3	19,899.9
Period-end available-for-sale securities	11,120.7	12,603.3	12,071.1	12,384.0	12,620.4	11,120.7	12,620.4
Period-end held-to-maturity securities	12,663.5	11,055.0	9,938.4	8,615.7	8,427.0	12,663.5	8,427.0
Period-end non-marketable and other securities	651.1	627.5	630.7	635.6	622.6	651.1	622.6
Period-end noninterest-bearing demand deposits	36,655.5	36,862.0	35,046.4	33,587.9	31,975.5	36,655.5	31,975.5
Period-end interest-bearing deposits	7,598.6	7,950.0	7,418.9	7,491.8	7,004.4	7,598.6	7,004.4
Period-end total deposits	44,254.1	44,812.0	42,465.3	41,079.7	38,979.9	44,254.1	38,979.9
Off-balance sheet:
Average client investment funds	$57,589.1	$53,273.3	$49,109.4	$46,130.2	$44,966.8	$51,525.5	$43,356.8
Period-end client investment funds	60,329.7	54,241.5	51,897.5	46,434.8	45,797.8	60,329.7	45,797.8
Total unfunded credit commitments	17,462.5	16,341.9	16,786.8	16,082.3	16,743.2	17,462.5	16,743.2
Earnings ratios:
Return on average assets (annualized) (5)	0.92%	1.18%	1.04%	0.91%	0.88%	1.01%	0.87%
Return on average SVBFG stockholders’ equity (annualized) (6)	11.09	14.59	12.75	11.03	10.77	12.38	10.90
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.10%	1.12%	1.12%	1.18%	1.13%	1.10%	1.13%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.92	0.92	0.93	0.94	0.94	0.92	0.94
Gross charge-offs as a % of average total gross loans (annualized)	0.27	0.23	0.49	0.28	0.52	0.31	0.53
Net charge-offs as a % of average total gross loans (annualized)	0.23	0.19	0.44	0.25	0.44	0.27	0.46
Other ratios:
GAAP operating efficiency ratio (2) (7)	48.36%	48.38%	53.32%	55.57%	57.35%	51.11%	53.50%
Non-GAAP operating efficiency ratio (2) (3)	48.85	48.82	54.32	56.35	57.87	51.76	53.70
SVBFG CET 1 risk-based capital ratio	12.78	12.96	13.05	13.05	12.80	12.78	12.80

Bank CET 1 risk-based capital ratio	12.06	12.41	12.59	12.75	12.65	12.06	12.65
SVBFG total risk-based capital ratio	13.96	14.29	14.39	14.45	14.21	13.96	14.21
Bank total risk-based capital ratio	13.04	13.40	13.59	13.80	13.66	13.04	13.66
SVBFG tier 1 leverage ratio	8.34	8.34	8.40	8.51	8.34	8.34	8.34
Bank tier 1 leverage ratio	7.56	7.59	7.66	7.81	7.67	7.56	7.67
Period-end loans, net of unearned income, to deposits ratio	52.21	49.52	49.40	49.73	51.05	52.21	51.05
Average loans, net of unearned income, to average deposits ratio	50.13	49.01	48.67	50.23	48.52	49.50	47.17
Book value per common share (8)	$79.11	$77.00	$74.02	$71.80	$69.71	$79.11	$69.71
Other statistics:
Average full-time equivalent employees	2,433	2,434	2,372	2,345	2,303	2,396	2,225
Period-end full-time equivalent employees	2,438	2,433	2,380	2,347	2,311	2,438	2,311

(1)
Included in diluted earnings per common share and net income available to common stockholders for the three months ended March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017 and the year ended December 31, 2017, are tax benefits recognized associated with the adoption of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting in the first quarter of 2017. This guidance was adopted on a prospective basis with no changes to prior period amounts. (See "Income Tax Expense" for further details).

(2)
As of the first quarter of 2017, our consolidated statements of income have been modified from prior periods’ presentation to conform to the current period presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments was reported separately as a component of noninterest expense.

(3)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(4)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $1.6 million for the quarter ended December 31, 2017, $0.6 million for the quarter ended September 30, 2017, $0.5 million for the quarter ended June 30, 2017 and $0.3 million for each of the quarters ended March 31, 2017 and December 31, 2016. The taxable equivalent adjustments were $3.1 million and $1.2 million for the years ended December 31, 2017 and December 31, 2016, respectively.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(6)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(7)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(8)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable basis, was $395.3 million for the fourth quarter of 2017, compared to $374.6 million for the third quarter of 2017. The $20.7 million increase from the third quarter of 2017 to the fourth quarter of 2017, was attributable primarily to the following:

•
An increase in interest income from loans of $11.4 million to $279.8 million for the fourth quarter of 2017. The increase was reflective primarily of the impact of $0.9 billion in average loan growth and higher interest rates compared to the third quarter of 2017. Interest income from loans also includes an increase in loan fees of $1.2 million reflective of higher amortizing loan balances due to loan growth as well as prepayments. Gross loan yields, excluding loan interest recoveries and loan fees, increased two basis points to 4.32 percent, as compared to 4.30 percent for the third quarter of 2017, reflective primarily of the December 14, 2017 Federal Funds target rate increase. Loan fee yields remained consistent with the third quarter of 2017 resulting in an overall loan yield increase of two basis points, to 4.95 percent.

•
An increase in interest income from our fixed income investment securities in our AFS and held-to-maturity ("HTM") portfolios of $10.8 million to $122.0 million for the fourth quarter of 2017. The increase in net interest income was primarily reflective of an increase in average fixed income investments of $0.6 billion as well as the continued reinvestment of maturing fixed income investment securities at higher-yielding rates. Our overall yield from our fixed income investment securities portfolio increased 13 basis points to 2.04 percent, primarily attributable to the higher reinvestment rates compared to rates on paydowns and maturities.

•
A decrease in interest income from short-term investment securities of $1.4 million reflective of a $0.5 billion decrease in average interest-earning Federal Reserve cash balances to fund loan growth and investment purchases.

Net interest margin, on a fully taxable equivalent basis, was 3.20 percent for the fourth quarter of 2017, compared to 3.10 percent for the third quarter of 2017. Our net interest margin increased primarily as a result of the impact of rising interest rates on our interest-earnings assets as well as a shift in the mix to higher-yielding loans and fixed income investment securities from short-term investment securities and cash.

For the fourth quarter of 2017, approximately 91 percent, or $20.6 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 64 percent are tied to prime-lending rates and 36 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio consists primarily of: (i) a fixed income investments in our AFS and HTM securities portfolios, which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total average fixed income investment securities portfolio increased $0.6 billion, or 2.8 percent, to $23.8 billion for the quarter ended December 31, 2017. Our total period-end fixed income investment securities portfolio increased $0.1 billion, or 0.5 percent, to $23.8 billion at December 31, 2017. The duration of our fixed income investment securities portfolio was 3.0 years and 2.7 years at December 31, 2017 and September 30, 2017, respectively. Our period-end non-marketable and other securities increased $23.6 million to $651.1 million ($530.6 million net of noncontrolling interests) at December 31, 2017.

Available-for-Sale Securities

Average AFS securities were $12.1 billion for the fourth quarter of 2017 compared to $12.7 billion for the third quarter of 2017. Period-end AFS securities were $11.1 billion at December 31, 2017 compared to $12.6 billion at September 30, 2017. The decreases in average and period-end AFS security balances from the third quarter of 2017 to the fourth quarter of 2017 were due to $0.9 billion in portfolio paydowns, sales and maturities. In connection with our ongoing treasury and tax management objectives, we sold approximately $0.6 billion of mortgage-backed securities in our AFS portfolio resulting in $8.8 million in pre-tax net losses. The proceeds from the sales of these securities were reinvested in HTM securities. The weighted-average duration of our AFS securities portfolio was 1.8 years and 1.9 years at December 31, 2017 and September 30, 2017, respectively.

Held-to-Maturity Securities

Average HTM securities were $11.7 billion for the fourth quarter of 2017, compared to $10.5 billion for the third quarter of 2017. Period-end HTM securities were $12.7 billion at December 31, 2017, compared to $11.1 billion at September 30, 2017. The increases in average and period-end HTM security balances from the third quarter of 2017 to the fourth quarter of 2017 were due to new purchases of $2.0 billion primarily in mortgage-backed securities as well as municipal bonds, partially offset by $0.4 billion in portfolio paydowns and maturities. The weighted-average duration of our HTM securities portfolio was 4.0 years and 3.5 years at December 31, 2017 and September 30, 2017, respectively.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Non-marketable and other securities increased $23.6 million to $651.1 million ($530.6 million net of noncontrolling interests) at December 31, 2017, compared to $627.5 million ($506.1 million net of noncontrolling interests) at September 30, 2017. The increase was primarily attributable to new investments within our qualified affordable housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $0.8 billion to $22.4 billion for the fourth quarter of 2017, compared to $21.6 billion for the third quarter of 2017. Period-end loans (net of unearned income) increased by $0.9 billion to $23.1 billion at December 31, 2017, compared to $22.2 billion at September 30, 2017. We had healthy loan growth across all our market segments with strong growth coming from our software/internet and private equity/venture capital portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.3 billion and totaled $10.5 billion and $10.2 billion at December 31, 2017 and September 30, 2017, respectively, which represents 45.1 percent and 45.5 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Allowance for loan losses, beginning balance	$249,010	$236,496	$240,565	$225,366	$217,613
Provision for loan losses (1)	18,666	22,409	7,073	85,939	95,697
Gross loan charge-offs	(15,233)	(12,338)	(25,391)	(66,682)	(96,857)
Loan recoveries	2,383	1,828	4,054	8,538	12,212
Foreign currency translation adjustments	198	615	(935)	1,863	(3,299)
Allowance for loan losses, ending balance	$255,024	$249,010	$225,366	$255,024	$225,366
Allowance for unfunded credit commitments, beginning balance	48,172	47,000	35,924	45,265	34,415
Provision for unfunded credit commitments (1)	3,576	1,113	9,381	6,365	10,982
Foreign currency translation adjustments	22	59	(40)	140	(132)
Allowance for unfunded credit commitments, ending balance (2)	$51,770	$48,172	$45,265	$51,770	$45,265
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.32%	0.40%	0.14%	0.37%	0.48%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.27	0.23	0.52	0.31	0.53
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.23	0.19	0.44	0.27	0.46
Allowance for loan losses as a percentage of period-end total gross loans	1.10	1.12	1.13	1.10	1.13
Provision for credit losses (1)	$22,242	$23,522	$16,454	$92,304	$106,679
Period-end total gross loans	23,254,153	22,329,829	20,024,662	23,254,153	20,024,662
Average total gross loans	22,583,693	21,712,866	19,374,205	21,287,336	18,396,256
Allowance for loan losses for nonaccrual loans	41,793	43,824	37,277	41,793	37,277
Nonaccrual loans	119,259	124,672	118,979	119,259	118,979

(1)
As of the first quarter of 2017, our consolidated statements of income have been modified from prior periods’ presentation to conform to the current period's presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses.”

(2)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $6.0 million to $255.0 million due primarily to increased reserves for period-end loan growth. As a percentage of total gross loans, our allowance for loan losses decreased two basis points to 1.10 percent at December 31, 2017, compared to 1.12 percent at September 30, 2017. The decrease of two basis points is reflective primarily of the overall improvement in credit quality of our performing loan portfolio and the decrease in our nonperforming loans as a percentage of total gross loans.

Our provision for credit losses was $22.2 million for the fourth quarter of 2017, consisting of the following:

•
Our provision for loan losses of $18.7 million, which primarily reflects $10.8 million in net new specific reserves for nonaccrual loans and an $8.2 million increase in reserves for period-end loan growth, and

•	Our provision for unfunded credit commitments of $3.5 million, which was driven primarily by an increase of $1.1 billion in unfunded credit commitments.

Gross loan charge-offs were $15.2 million for the fourth quarter of 2017, of which $7.9 million was not specifically reserved for at September 30, 2017. Gross loan charge-offs included $8.8 million from our software/internet loan portfolio and $3.7 million from our hardware portfolio. Charge-offs included $7.6 million from early-stage clients.

Nonaccrual loans were $119.3 million at December 31, 2017, compared to $124.7 million at September 30, 2017. Our nonaccrual loan balance decreased $5.4 million as a result of $11.1 million of charge-offs and $10.5 million of repayments, partially offset by $16.2 million of new nonaccrual loans. New nonaccrual loans of $16.2 million were primarily from loans in our software/internet loan portfolios.

The allowance for loan losses for nonaccrual loans decreased by $2.0 million to $41.8 million in the fourth quarter of 2017. The decrease was due to $10.0 million of charge-offs and reserve releases, partially offset by $8.0 million of new nonaccrual loan reserves. New nonaccrual loan reserves were mostly attributable to clients in our software/internet loan portfolios.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $102.4 billion for the fourth quarter of 2017, compared to $97.3 billion for the third quarter of 2017. Period-end total client funds were $104.6 billion at December 31, 2017, compared to $99.1 billion at September 30, 2017.

Average off-balance sheet client investment funds were $57.6 billion for the fourth quarter of 2017, compared to $53.3 billion for the third quarter of 2017. Average on-balance sheet deposits were $44.8 billion for the fourth quarter of 2017, compared to $44.0 billion for the third quarter of 2017. Period-end off-balance sheet client investment funds were $60.3 billion at December 31, 2017, compared to $54.2 billion at September 30, 2017. Period-end on-balance sheet deposits were $44.3 billion at December 31, 2017, compared to $44.8 billion at September 30, 2017.

The increase in our average and period-end total client funds from the third quarter of 2017 to the fourth quarter of 2017 was driven primarily by a healthy equity funding environment across all our segments, robust activities in the initial public offering ("IPO") and secondary public offering markets and strong new client acquisition. Our Life Science, early-stage Technology and China market segments were the leading portfolio contributors to the growth in our average total client funds for the fourth quarter of 2017.
Short-term Borrowings

On December 29, 2017, we borrowed a total of $1.0 billion from our overnight credit facilities to support the short-term liquidity needs of Silicon Valley Bank (the "Bank"). These borrowings were repaid, subsequent to year-end, on January 2, 2018.
Long-term Debt
On December 21, 2017, we redeemed in full the outstanding aggregate principal amount of $51.5 million of our 7.0% junior subordinated deferrable interest debentures due October 15, 2033 ("Junior Subordinated Debentures"), relating to our 7.0% cumulative trust preferred securities.
Noninterest Income

Noninterest income was $152.3 million for the fourth quarter of 2017, compared to $158.8 million for the third quarter of 2017. Non-GAAP noninterest income, net of noncontrolling interests was $144.5 million for the fourth quarter of 2017, compared to $153.2 million for the third quarter of 2017. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The decrease of $6.5 million ($8.7 million net of noncontrolling interests) in noninterest income from the third quarter of 2017 to the fourth quarter of 2017 was attributable primarily to lower net gains on equity warrant assets, as well as lower net gains on investment securities driven by the net losses on the sales of fixed income investments in our AFS securities portfolio, as noted above, partially offset by increases in non-GAAP core fee income. Items impacting noninterest income for the fourth quarter of 2017 were as follows:

Gains on investment securities of $15.8 million for the fourth quarter of 2017, compared to $15.2 million for the third quarter of 2017. Net of noncontrolling interests, non-GAAP net gains on investment securities were $8.0 million for the fourth quarter of 2017, compared to $9.7 million for the third quarter of 2017. The non-GAAP net gains, net of noncontrolling interests, of $8.0 million for the fourth quarter of 2017 were driven by the following:

◦
Gains of $6.3 million from our debt funds portfolio, related to net unrealized valuation increases in the investments held by the funds primarily driven by gains of $5.5 million related to the fund's holdings of Roku, Inc. ("Roku"), which had an IPO during the third quarter of 2017,

◦	Gains of $3.7 million from our managed funds of funds portfolio, related primarily to net unrealized valuation increases in the investments held by the funds in our portfolio,

◦
Gains of $3.6 million from our strategic and other investments, comprised primarily of realized gains from distributions from our strategic venture capital fund investments reflective of M&A activity, and

◦
Losses of $5.6 million from our AFS securities portfolio primarily reflective of $8.8 million of net losses on the sale of approximately $0.6 billion of mortgage-backed securities as mentioned above partially offset by net gains on sales of shares from exercised warrants in public companies upon expiration of lock-up periods during the quarter.

As of December 31, 2017, we directly or indirectly (through 4 of our consolidated managed investment funds) held investments in 275 venture capital funds, 84 companies and 4 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended December 31, 2017 and September 30, 2017, respectively:

	Three months ended December 31, 2017
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$10,516	$929	$6,254	$(5,573)	$3,639	$15,765
Less: income attributable to noncontrolling interests, including carried interest allocation	6,863	901	—	—	—	7,764
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,653	$28	$6,254	$(5,573)	$3,639	$8,001

	Three months ended September 30, 2017
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$8,446	$729	$2,445	$(101)	$3,719	$15,238
Less: income attributable to noncontrolling interests, including carried interest allocation	5,335	161	—	—	—	5,496
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,111	$568	$2,445	$(101)	$3,719	$9,742
Net gains on equity warrant assets were $12.1 million for the fourth quarter of 2017, compared to $24.9 million for the third quarter of 2017. Net gains on equity warrant assets for the fourth quarter of 2017 were attributable primarily to net gains from exercises of equity warrant assets and included $4.8 million from the exercise of our Roku equity warrant assets. Net gains on equity warrant assets for the third quarter of 2017, included $15.9 million in gains from our Roku equity warrant assets. See "Investments in Roku, Inc." below for further details.
At December 31, 2017, we held warrants in 1,868 companies with a total fair value of $123.8 million. Warrants in 14 companies each had fair values greater than $1.0 million and collectively represented $29.1 million, or 23.5 percent, of the fair value of the total warrant portfolio at December 31, 2017. The gains from our equity warrant assets resulting from changes in valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Equity warrant assets:
Gains on exercises, net	$9,206	$7,449	$829	$48,275	$31,197
Cancellations and expirations	(568)	(757)	(470)	(4,422)	(3,015)
Changes in fair value, net	3,485	18,230	4,280	10,702	9,710
Total net gains on equity warrant assets	$12,123	$24,922	$4,639	$54,555	$37,892
Investments in Roku, Inc.

We hold, directly (through the exercise of warrants previously held by us) and indirectly (through our interests in certain fund investments), approximately 1.7 million shares of the common stock of Roku. As mentioned above, for the fourth quarter of 2017, we recognized total gains of $10.3 million from both equity warrant assets and investment securities, which was recorded in our consolidated statements of income. For the full year ended December 31, 2017, we recognized total gains of $29.8 million from both equity warrant assets and investment securities in our consolidated statements of income. As of December 31, 2017, an additional $40.5 million of unrealized gains was also recorded in equity on our balance sheet as a result of the exercise of the Roku equity warrants in early October 2017 and is reflective of the increase in Roku’s common stock from the date of exercise through it's close price of $51.78 on December 31, 2017.
Any gains (or losses), realized or unrealized, to be recorded for the first quarter of 2018 will be subject to changes in Roku’s stock price and recorded in our consolidated statements of income under new accounting standards for financial instruments (see “New Accounting Guidance” below). Additionally, the extent to which our current unrealized gains will become realized is subject to a variety of factors, including among other things, the expiration of applicable lock-up agreements, the timing of any actual sales of the securities by us, changes in the market price of the securities, and other market conditions.
Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit fees) increased $3.7 million to $106.4 million for the fourth quarter of 2017, compared to $102.7 million for the third quarter of 2017.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Non-GAAP core fee income:
Foreign exchange fees	$33,734	$29,671	$27,185	$115,760	$104,183
Credit card fees	20,444	20,270	18,979	76,543	68,205
Deposit service charges	15,669	14,508	13,382	58,715	52,524
Client investment fees	18,565	15,563	8,260	56,136	32,219
Lending related fees	10,391	15,404	9,612	43,265	33,395
Letters of credit and standby letters of credit fees	7,593	7,306	7,230	28,544	25,644
Total Non-GAAP core fee income	$106,396	$102,722	$84,648	$378,963	$316,170

The increase in non-GAAP core fee income from the third quarter of 2017 to the fourth quarter of 2017 was primarily the result of overall strong performance in foreign exchange and client investment fees. Foreign exchange fees increased $4.1 million driven by increased trade volumes due to the continued increase in the number of clients actively managing currency exposures. Client investment fees increased $3.0 million driven by higher client investment funds balances. Offsetting these increases was a decrease of $5.0 million in lending related fees due primarily to an adjustment of $4.5 million recorded during the third quarter of 2017 related to fees earned in prior periods from unused lines of credit.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $264.0 million for the fourth quarter of 2017, compared to $257.8 million for the third quarter of 2017. The increase of $6.2 million in noninterest expense consisted primarily of increases in our compensation and benefits expense and professional services in the fourth quarter of 2017 compared to the third quarter of 2017. The overall increase is reflective primarily of the following:

•
Increase in overall total compensation and benefits expense of $3.7 million. The increase was driven primarily by $3.8 million of higher incentive compensation reflective of our strong 2017 full year performance as well as an increase of $3.7 million in other employee incentives and benefits related primarily to our warrant incentive and deferred compensation expenses. These increases were partially offset by a decrease in salaries and wages reflective primarily of the costs associated with the write-off of an internally developed software system during the third quarter of 2017, and

•	Increase of $2.6 million in professional services expense reflective primarily of costs associated with our global digital banking initiatives during the fourth quarter of 2017.
The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands, except employees)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Compensation and benefits:
Salaries and wages	$69,461	$72,799	$62,095	$277,148	$244,470
Incentive compensation plans	40,048	36,271	35,105	144,626	119,589
Employee stock ownership plan ("ESOP")	987	1,397	481	4,720	3,159
Other employee incentives and benefits (1)	46,494	42,796	42,179	179,908	147,052
Total compensation and benefits	$156,990	$153,263	$139,860	$606,402	$514,270
Period-end full-time equivalent employees	2,438	2,433	2,311	2,438	2,311
Average full-time equivalent employees	2,433	2,434	2,303	2,396	2,225

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

Income Tax Expense

On December 22, 2017, the TCJ Act was signed into law. The TCJ Act amends the Internal Revenue Code to lower the federal corporate tax rate to 21 percent from the existing maximum rate of 35 percent, effective for tax years including or commencing January 1, 2018. This requires companies to re-value their deferred tax assets and liabilities as of the date of enactment, with resulting tax effects accounted for in the reporting period of enactment.
Our effective tax rate was 53.5 percent for the fourth quarter of 2017, compared to 39.6 percent for the third quarter of 2017. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. Our effective tax rate for the full year 2017 was 42.0 percent compared to 39.5 percent for the full year 2016.

The increase in our effective tax rate for the fourth quarter, and full year, 2017 was due to one-time increases to tax expense of $33.8 million related to the revaluation of our deferred tax assets and $3.8 million related to investments in low income housing tax credit funds, incorporating the new federal tax rate related to the TCJ Act.
The effective tax rate for the fourth quarter, and full year, 2017 also included the recognition of tax benefits of $3.6 million and $18.0 million, respectively, due to the adoption and implementation of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, in the first quarter of 2017. The new guidance requires tax impacts from employee share-based transactions to be recognized in the provision for income taxes rather than additional paid-in-capital in stockholders' equity required under the previous guidance.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net interest income (1)	$(7)	$(9)	$(4)	$(33)	$(66)
Noninterest income (1)	(6,730)	(4,341)	(4,290)	(25,789)	(5,434)
Noninterest expense (1)	296	125	240	813	524
Carried interest allocation (2)	(1,013)	(1,273)	(122)	(3,663)	(2,605)
Net income attributable to noncontrolling interests	$(7,454)	$(5,498)	$(4,176)	$(28,672)	$(7,581)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $7.5 million for the fourth quarter of 2017, compared to $5.5 million for the third quarter of 2017. Net income attributable to noncontrolling interests of $7.5 million for the fourth quarter of 2017 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio related to net unrealized valuation increases in the investments held by the funds during the fourth quarter of 2017.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.1 billion to $4.2 billion at December 31, 2017, compared to $4.1 billion at September 30, 2017, due to net income of $117.2 million and an increase in additional paid-in capital of $19.9 million attributable primarily to amortization of share-based compensation and common stock issued under employee benefit plans.

Capital Ratios

Overall, our regulatory risk-based capital ratios decreased as of December 31, 2017, compared to the same ratios as of September 30, 2017. The decreases in our risk-based capital ratios were the result of proportionally higher increases in risk-weighted assets compared to the increases in our capital during the fourth quarter of 2017. The growth in risk-weighted assets was primarily due to loan growth, higher unused commitments, and an increase in fixed income securities, partially offset by a net increase in capital during the fourth quarter of 2017. Net increase in capital during the fourth quarter of 2017 was primarily driven by net income and stock compensation, partially offset by the redemption of our Junior Subordinated Debentures during the fourth quarter of 2017 at the bank holding company level. Additionally, the decrease in capital in the Bank's capital ratios reflected a $30.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the fourth quarter of 2017. The Bank's tier 1 leverage ratio slightly decreased as of December 31, 2017, compared to September 30, 2017, due to average assets growing at a slightly higher rate during the fourth quarter of 2017 compared to capital growth.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.
New Accounting Guidance

We adopted two new accounting pronouncements effective on January 1, 2018: (1) Financial Instruments (ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01")) and (2) Revenue Recognition (ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09")).

Financial Instruments. The adoption of the new pronouncement resulted in the elimination of cost method accounting for equity investments and impacted a portion of our nonmarketable and other equity securities that are currently carried at cost. Beginning January 1, 2018, these equity investments are being carried at fair value rather than cost and the difference between cost and fair value at adoption date is being recorded as an adjustment to capital. This ad justment will result in an increase to capital as of January 1, 2018, of approximately $100 million on a pre-tax basis. Any changes in the fair value subsequent to December 31, 2017, will be recorded as unrealized gains or losses in our consolidated statements of income. Currently, we recognize quarterly realized gains or losses from these securities carried at cost only to the extent distributed by the investee or through realized gains from sales of the securities. In addition, changes in the fair value for common stock held in our AFS securities portfolio as a result of exercises of equity warrants will be recorded as unrealized gains or losses in our consolidated statements of income. Currently, we recognize quarterly valuation changes from these equity securities as a component of accumulated other comprehensive income (loss) within our consolidated statements of stockholders' equity. Beginning January 1, 2018, the realized and unrealized gains or losses recognized on all equity securities will be reflected in our consolidated statements of income and will be reflective of changes in the estimate of fair value which will be subject to market or other conditions.

Revenue Recognition. The new pronouncement provides a framework for recognizing revenue from contracts with customers that is consistent across all industries. The guidance does not apply to revenue associated with financial instruments, including loans and securities, but does generally apply to contracts underlying our core fees. As a result of our assessment, we did not identify any material changes to the timing or the amounts of our revenue recognition. There will be minor changes in the timing of recognizing fund management fees in noninterest income for a portion of our SVB Capital funds as the fees will be recognized at the time of distribution which typically occurs later in the fund life.

Outlook for the Year Ending December 31, 2018

Our outlook for the year ending December 31, 2018 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of the passage of the TCJ Act, we have included guidance on our expected effective tax rate. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2018, compared to our full year 2017 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the March 15, 2017, June 15, 2017, and December 14, 2017, increases of the target Federal Funds rate by the Federal Reserve of 25 basis points each and no assumptions about any further interest rate changes during 2018, and (ii) management updates to certain 2018 outlook metrics we previously disclosed on October 26, 2017.)

Current full year 2018 outlook compared to 2017 results (as of January 25, 2018)
Average loan balances	Increase at a percentage rate in the mid-teens
Average deposit balances	Increase at a percentage rate in the mid-single digits
Net interest income (1)	Increase at a percentage rate in the high teens
Net interest margin (1)	Between 3.35% and 3.45%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2017 levels
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans
Nonperforming loans as a percentage of total gross loans	Between 0.50% and 0.70% of total gross loans
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the low double digits
Effective tax rate (5)	Between 27.0% and 30.0%

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity. Such forecasts are subject to change, and actual results may differ, based on variations of the expected impact of the TCJ Act and other factors described under the section "Forward-Looking Statements" below.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2018”, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results) for certain quarters in, and for the full year 2018.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	market and economic conditions, including the interest rate environment, and the associated impact on us;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate, including the expected impact of the TCJ Act;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 25, 2018, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended December 31, 2017. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation “46274763.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, January 25, 2018, through 9:59 p.m. (Pacific Time) on Saturday, February 24, 2018, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “46274763#.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 25, 2018.

About SVB Financial Group

For 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income:
Loans	$279,805	$268,445	$216,699	$1,025,788	$834,155
Investment securities:
Taxable	117,365	109,443	85,816	412,133	346,937
Non-taxable	3,011	1,172	541	5,714	2,234
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	4,835	6,211	4,277	21,505	10,070
Total interest income	405,016	385,271	307,333	1,465,140	1,193,396
Interest expense:
Deposits	2,458	2,304	1,627	8,676	5,611
Borrowings	8,852	8,993	9,101	36,095	37,262
Total interest expense	11,310	11,297	10,728	44,771	42,873
Net interest income	393,706	373,974	296,605	1,420,369	1,150,523
Provision for credit losses (1)	22,242	23,522	16,454	92,304	106,679
Net interest income after provision for credit losses	371,464	350,452	280,151	1,328,065	1,043,844
Noninterest income:
Gains on investment securities, net	15,765	15,238	9,976	64,603	51,740
Gains on equity warrant assets, net (2)	12,123	24,922	4,639	54,555	37,892
Foreign exchange fees	33,734	29,671	27,185	115,760	104,183
Credit card fees	20,444	20,270	18,979	76,543	68,205
Deposit service charges	15,669	14,508	13,382	58,715	52,524
Client investment fees	18,565	15,563	8,260	56,136	32,219
Lending related fees	10,391	15,404	9,612	43,265	33,395
Letters of credit and standby letters of credit fees	7,593	7,306	7,230	28,544	25,644
Other (2)	17,982	15,896	14,239	59,110	50,750
Total noninterest income	152,266	158,778	113,502	557,231	456,552
Noninterest expense:
Compensation and benefits	156,990	153,263	139,860	606,402	514,270
Professional services	35,604	32,987	27,023	121,935	94,982
Premises and equipment	18,000	18,937	17,641	71,753	65,502
Net occupancy	12,960	12,660	11,009	48,397	39,928
Business development and travel	11,065	10,329	10,053	41,978	40,130
FDIC and state assessments	8,715	8,359	8,661	35,069	30,285
Correspondent bank fees	3,206	3,162	2,988	12,976	12,457
Other	17,475	18,064	17,951	72,145	62,243
Total noninterest expense (1)	264,015	257,761	235,186	1,010,655	859,797
Income before income tax expense	259,715	251,469	158,467	874,641	640,599
Income tax expense (3)	135,051	97,351	54,825	355,463	250,333
Net income before noncontrolling interests	124,664	154,118	103,642	519,178	390,266
Net income attributable to noncontrolling interests	(7,454)	(5,498)	(4,176)	(28,672)	(7,581)
Net income available to common stockholders (3)	$117,210	$148,620	$99,466	$490,506	$382,685
Earnings per common share—basic (3)	$2.22	$2.82	$1.91	$9.33	$7.37
Earnings per common share—diluted (3)	2.19	2.79	1.89	9.20	7.31
Weighted average common shares outstanding—basic	52,761,821	52,704,869	52,134,396	52,588,266	51,915,397
Weighted average common shares outstanding—diluted	53,501,851	53,304,988	52,676,578	53,305,899	52,348,957

(1)
Our consolidated statements of income for the three months and year ended December 31, 2016 were modified from prior periods’ presentation to conform to the current period's presentation, which reflects our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments were reported separately as a component of noninterest expense.

(2)
Our consolidated statements of income for the three months and year ended December 31, 2016 were modified from prior periods’ presentation to conform to the current period's presentation, which reflects a new line item to separately disclose net gains on equity warrant assets. In prior periods, net gains on equity warrant assets were reported as a component of net gains on derivative instruments. We removed the line item "gains on derivative instruments, net" and reclassified all other gains on derivative instruments, net to other noninterest income.

(3)
Included in income tax expense, net income available to common stockholders, earnings per common share-basic and earnings for common share-diluted, for the three months and year ended December 31, 2017, are tax benefits recognized associated with the adoption of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting in the first quarter of 2017. This guidance was adopted on a prospective basis with no change to prior period amounts. (See "Income Tax Expense" for further details).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2017	September 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$2,923,075	$3,555,571	$2,545,750
Available-for-sale securities, at fair value (cost $11,131,008, $12,584,564, and $12,588,783, respectively)	11,120,664	12,603,337	12,620,411
Held-to-maturity securities, at cost (fair value $12,548,280, $11,023,415, and $8,376,138, respectively)	12,663,455	11,055,006	8,426,998
Non-marketable and other securities	651,053	627,469	622,552
Investment securities	24,435,172	24,285,812	21,669,961
Loans, net of unearned income	23,106,316	22,189,327	19,899,944
Allowance for loan losses	(255,024)	(249,010)	(225,366)
Net loans	22,851,292	21,940,317	19,674,578
Premises and equipment, net of accumulated depreciation and amortization	128,682	122,826	120,683
Accrued interest receivable and other assets	876,246	849,761	672,688
Total assets	$51,214,467	$50,754,287	$44,683,660
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$36,655,497	$36,862,021	$31,975,457
Interest-bearing deposits	7,598,578	7,950,012	7,004,411
Total deposits	44,254,075	44,812,033	38,979,868
Short-term borrowings	1,033,730	4,840	512,668
Other liabilities	911,755	990,498	618,383
Long-term debt	695,492	749,618	795,704
Total liabilities	46,895,052	46,556,989	40,906,623
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,835,188 shares, 52,723,654 shares, and 52,254,074 shares outstanding, respectively	53	53	52
Additional paid-in capital	1,314,377	1,294,499	1,242,741
Retained earnings	2,866,837	2,749,627	2,376,331
Accumulated other comprehensive (loss) income	(1,472)	15,634	23,430
Total SVBFG stockholders’ equity	4,179,795	4,059,813	3,642,554
Noncontrolling interests	139,620	137,485	134,483
Total equity	4,319,415	4,197,298	3,777,037
Total liabilities and total equity	$51,214,467	$50,754,287	$44,683,660

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2017			September 30, 2017			December 31, 2016
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,736,581	$4,835	0.70%	$3,291,908	$6,211	0.75%	$3,809,314	$4,277	0.45%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,081,001	52,620	1.73	12,674,610	52,825	1.65	12,505,127	45,049	1.43
Held-to-maturity securities:
Taxable	11,186,642	64,745	2.30	10,249,131	56,618	2.19	7,663,168	40,767	2.12
Non-taxable (3)	516,343	4,632	3.56	218,339	1,803	3.28	67,367	832	4.91
Total loans, net of unearned income (4) (5)	22,444,057	279,805	4.95	21,584,892	268,445	4.93	19,260,738	216,699	4.48
Total interest-earning assets	48,964,624	406,637	3.29	48,018,880	385,902	3.19	43,305,714	307,624	2.83
Cash and due from banks	415,669			371,373			323,243
Allowance for loan losses	(257,121)			(246,210)			(234,922)
Other assets (6)	1,676,181			1,651,323			1,539,712
Total assets	$50,799,353			$49,795,366			$44,933,747
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$473,392	$92	0.08%	$442,518	$86	0.08%	$341,839	$65	0.08%
Money market deposits	5,977,512	2,227	0.15	5,774,281	2,079	0.14	5,327,745	1,408	0.11
Money market deposits in foreign offices	265,304	25	0.04	187,183	21	0.04	148,802	16	0.04
Time deposits	42,774	10	0.09	51,406	17	0.13	55,098	19	0.14
Sweep deposits in foreign offices	1,052,387	104	0.04	1,008,675	101	0.04	1,160,180	119	0.04
Total interest-bearing deposits	7,811,369	2,458	0.12	7,464,063	2,304	0.12	7,033,664	1,627	0.09
Short-term borrowings	75,160	248	1.31	48,614	164	1.34	19,265	22	0.45
3.50% Senior Notes	347,250	3,145	3.59	347,168	3,144	3.59	346,927	3,141	3.60
5.375% Senior Notes	348,088	4,857	5.54	347,934	4,854	5.53	347,490	4,849	5.55
Junior Subordinated Debentures	47,849	602	4.99	54,391	831	6.06	54,522	831	6.06
6.05% Subordinated Notes	—	—	—	—	—	—	46,938	258	2.19
Total interest-bearing liabilities	8,629,716	11,310	0.52	8,262,170	11,297	0.54	7,848,806	10,728	0.54
Portion of noninterest-bearing funding sources	40,334,908			39,756,710			35,456,908
Total funding sources	48,964,624	11,310	0.09	48,018,880	11,297	0.09	43,305,714	10,728	0.10
Noninterest-bearing funding sources:
Demand deposits	36,962,029			36,578,779			32,663,752
Other liabilities	878,749			773,586			614,799
SVBFG stockholders’ equity	4,191,461			4,041,218			3,675,183
Noncontrolling interests	137,398			139,613			131,207
Portion used to fund interest-earning assets	(40,334,908)			(39,756,710)			(35,456,908)
Total liabilities and total equity	$50,799,353			$49,795,366			$44,933,747
Net interest income and margin		$395,327	3.20%		$374,605	3.10%		$296,896	2.73%
Total deposits	$44,773,398			$44,042,842			$39,697,416
Average SVBFG stockholders’ equity as a percentage of average assets			8.25%			8.12%			8.18%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,621)			(631)			(291)
Net interest income, as reported		$393,706			$373,974			$296,605

(1)
Includes average interest-earning deposits in other financial institutions of $1.2 billion, $1.3 billion and $0.7 billion; and $1.4 billion, $1.9 billion and $3.0 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $34.6 million, $33.4 million and $26.8 million for the quarters ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

(6)
Average investment securities of $709 million, $692 million and $735 million for the quarters ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2017			December 31, 2016
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,109,840	$21,505	0.69%	$2,538,362	$10,070	0.40%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,424,137	199,423	1.61	13,331,315	185,981	1.40
Held-to-maturity securities:
Taxable	9,732,869	212,710	2.19	8,130,221	160,956	1.98
Non-taxable (3)	251,741	8,790	3.49	61,962	3,437	5.55
Total loans, net of unearned income (4) (5)	21,159,394	1,025,788	4.85	18,283,591	834,155	4.56
Total interest-earning assets	46,677,981	1,468,216	3.15	42,345,451	1,194,599	2.82
Cash and due from banks	374,811			325,415
Allowance for loan losses	(247,004)			(236,936)
Other assets (6)	1,574,484			1,553,521
Total assets	$48,380,272			$43,987,451
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$433,966	$334	0.08%	$318,381	$246	0.08%
Money market deposits	5,743,083	7,771	0.14	5,746,892	4,705	0.08
Money market deposits in foreign offices	203,775	84	0.04	152,388	66	0.04
Time deposits	48,818	59	0.12	58,071	70	0.12
Sweep deposits in foreign offices	1,080,306	428	0.04	1,294,109	524	0.04
Total interest-bearing deposits	7,509,948	8,676	0.12	7,569,841	5,611	0.07
Short-term borrowings	48,505	543	1.12	220,251	1,087	0.49
3.50% Senior Notes	347,128	12,574	3.62	346,810	12,562	3.62
5.375% Senior Notes	347,862	19,415	5.58	347,277	19,383	5.58
Junior Subordinated Debentures	52,775	3,096	5.87	54,588	3,324	6.09
6.05% Subordinated Notes	19,178	467	2.44	47,627	906	1.90
Total interest-bearing liabilities	8,325,396	44,771	0.54	8,586,394	42,873	0.50
Portion of noninterest-bearing funding sources	38,352,585			33,759,057
Total funding sources	46,677,981	44,771	0.10	42,345,451	42,873	0.10
Noninterest-bearing funding sources:
Demand deposits	35,235,200			31,189,218
Other liabilities	721,432			571,205
SVBFG stockholders’ equity	3,961,405			3,509,526
Noncontrolling interests	136,839			131,108
Portion used to fund interest-earning assets	(38,352,585)			(33,759,057)
Total liabilities and total equity	$48,380,272			$43,987,451
Net interest income and margin		$1,423,445	3.05%		$1,151,726	2.72%
Total deposits	$42,745,148			$38,759,059
Average SVBFG stockholders’ equity as a percentage of average assets			8.19%			7.98%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,076)			(1,203)
Net interest income, as reported		$1,420,369			$1,150,523

(1)
Includes average interest-earning deposits in other financial institutions of $1.1 billion and $0.7 billion for the year ended December 31, 2017 and 2016, respectively. The balance also includes $1.9 billion and $1.8 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the December 31, 2017 and 2016, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $128.1 million and $104.9 million for the years ended December 31, 2017 and 2016, respectively.

(6)
Average investment securities of $683 million and $786 million for the years ended December 31, 2017 and 2016, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Weighted average common shares outstanding—basic	52,762	52,705	52,134	52,588	51,915
Effect of dilutive securities:
Stock options and employee stock purchase plan	388	343	300	385	254
Restricted stock units	352	257	243	333	180
Total effect of dilutive securities	740	600	543	718	434
Weighted average common shares outstanding—diluted	53,502	53,305	52,677	53,306	52,349
SVB Financial and Bank Capital Ratios

	December 31, 2017	September 30, 2017	December 31, 2016
SVB Financial:
CET 1 risk-based capital ratio	12.78%	12.96%	12.80%
Tier 1 risk-based capital ratio	12.97	13.32	13.26
Total risk-based capital ratio	13.96	14.29	14.21
Tier 1 leverage ratio	8.34	8.34	8.34
Tangible common equity to tangible assets ratio (1)	8.16	8.00	8.15
Tangible common equity to risk-weighted assets ratio (1)	12.77	13.01	12.89
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.06%	12.41%	12.65%
Tier 1 risk-based capital ratio	12.06	12.41	12.65
Total risk-based capital ratio	13.04	13.40	13.66
Tier 1 leverage ratio	7.56	7.59	7.67
Tangible common equity to tangible assets ratio (1)	7.47	7.47	7.77
Tangible common equity to risk-weighted assets ratio (1)	11.98	12.44	12.75

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	December 31, 2017	September 30, 2017	December 31, 2016
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,153,855	$2,021,978	$1,913,125
Hardware	550,082	480,776	552,460
Private equity/venture capital	6,838,977	6,648,738	5,260,648
Life science/healthcare	518,851	491,717	707,739
Premium wine (1)	41,687	56,492	23,416
Other	102,521	186,103	169,630
Total commercial loans	10,205,973	9,885,804	8,627,018
Real estate secured loans:
Premium wine (1)	112,215	134,858	124,261
Consumer (2)	—	—	—
Other	20,333	20,533	21,133
Total real estate secured loans	132,548	155,391	145,394
Construction loans	22,901	22,893	20,280
Consumer loans (2)	115,016	86,605	103,469
Total loans individually equal to or greater than $20 million	$10,476,438	$10,150,693	$8,896,161
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$4,078,870	$3,829,345	$3,755,453
Hardware	650,818	641,248	636,654
Private equity/venture capital	3,122,144	2,986,190	2,487,263
Life science/healthcare	1,349,109	1,287,483	1,158,946
Premium wine	162,570	155,330	178,218
Other	276,910	208,988	226,828
Total commercial loans	9,640,421	9,108,584	8,443,362
Real estate secured loans:
Premium wine	557,897	578,609	554,484
Consumer	2,297,857	2,203,877	1,925,620
Other	21,897	22,138	22,674
Total real estate secured loans	2,877,651	2,804,624	2,502,778
Construction loans	46,207	52,751	44,677
Consumer loans	213,436	213,177	137,684
Total loans individually less than $20 million	$12,777,715	$12,179,136	$11,128,501
Total gross loans	$23,254,153	$22,329,829	$20,024,662
Loans individually equal to or greater than $20 million as a percentage of total gross loans	45.1%	45.5%	44.4%
Total clients with loans individually equal to or greater than $20 million	277	257	233
Loans individually equal to or greater than $20 million on nonaccrual status	$52,109	$71,649	$79,681

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	December 31, 2017	September 30, 2017	December 31, 2016
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$119,259	$124,672	$118,979
Loans past due 90 days or more still accruing interest	191	764	33
Total nonperforming loans	119,450	125,436	119,012
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$119,450	$125,436	$119,012
Nonperforming loans as a percentage of total gross loans	0.51%	0.56%	0.59%
Nonperforming assets as a percentage of total assets	0.23	0.25	0.27
Allowance for loan losses	$255,024	$249,010	$225,366
As a percentage of total gross loans	1.10%	1.12%	1.13%
As a percentage of total gross nonperforming loans	213.50	198.52	189.36
Allowance for loan losses for nonaccrual loans	$41,793	$43,824	$37,277
As a percentage of total gross loans	0.18%	0.20%	0.19%
As a percentage of total gross nonperforming loans	34.99	34.94	31.32
Allowance for loan losses for total gross performing loans	$213,231	$205,186	$188,089
As a percentage of total gross loans	0.92%	0.92%	0.94%
As a percentage of total gross performing loans	0.92	0.92	0.94
Total gross loans	$23,254,153	$22,329,829	$20,024,662
Total gross performing loans	23,134,703	22,204,393	19,905,650
Allowance for unfunded credit commitments (1)	51,770	48,172	45,265
As a percentage of total unfunded credit commitments	0.30%	0.29%	0.27%
Total unfunded credit commitments (2)	$17,462,537	$16,341,930	$16,743,196

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Client directed investment assets	$6,989	$6,985	$6,378	$6,390	$6,948
Client investment assets under management (2)	28,076	26,123	21,503	25,417	21,287
Sweep money market funds	22,524	20,165	17,086	19,718	15,122
Total average client investment funds	$57,589	$53,273	$44,967	$51,525	$43,357

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Client directed investment assets	$7,074	$6,860	$7,223	$5,241	$5,510
Client investment assets under management (2)	29,344	26,718	25,426	23,292	23,115
Sweep money market funds	23,911	20,664	19,249	17,902	17,173
Total period-end client investment funds	$60,329	$54,242	$51,898	$46,435	$45,798

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains or losses on investment securities, equity warrant assets and other noninterest income items.

	Three months ended					Year ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP noninterest income	$152,266	$158,778	$128,528	$117,659	$113,502	$557,231	$456,552
Less: income attributable to noncontrolling interests, including carried interest allocation	7,743	5,614	9,536	6,559	4,412	29,452	8,039
Non-GAAP noninterest income, net of noncontrolling interests	$144,523	$153,164	$118,992	$111,100	$109,090	$527,779	$448,513

	Three months ended					Year ended
Non-GAAP core fee income (Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP noninterest income	$152,266	$158,778	$128,528	$117,659	$113,502	$557,231	$456,552
Less: gains on investment securities, net	15,765	15,238	17,630	15,970	9,976	64,603	51,740
Less: net gains on equity warrant assets	12,123	24,922	10,820	6,690	4,639	54,555	37,892
Less: other noninterest income	17,982	15,896	12,811	12,421	14,239	59,110	50,750
Non-GAAP core fee income	$106,396	$102,722	$87,267	$82,578	$84,648	$378,963	$316,170

	Three months ended					Year ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP net gains on investment securities	$15,765	$15,238	$17,630	$15,970	$9,976	$64,603	$51,740
Less: income attributable to noncontrolling interests, including carried interest allocation	7,764	5,496	9,465	6,462	4,661	29,187	8,312
Non-GAAP net gains on investment securities, net of noncontrolling interests	$8,001	$9,742	$8,165	$9,508	$5,315	$35,416	$43,428

	Three months ended					Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP noninterest expense	$264,015	$257,761	$251,246	$237,633	$235,186	$1,010,655	$859,797
Less: expense attributable to noncontrolling interests	296	125	223	169	240	813	524
Non-GAAP noninterest expense, net of noncontrolling interests	$263,719	$257,636	$251,023	$237,464	$234,946	$1,009,842	$859,273
GAAP net interest income	$393,706	$373,974	$342,696	$309,993	$296,605	$1,420,369	$1,150,523
Adjustments for taxable equivalent basis	1,621	631	476	348	291	3,076	1,203
Non-GAAP taxable equivalent net interest income	$395,327	$374,605	$343,172	$310,341	$296,896	$1,423,445	$1,151,726
Less: net interest income attributable to noncontrolling interests	7	9	10	7	4	33	66
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$395,320	$374,596	$343,162	$310,334	$296,892	$1,423,412	$1,151,660
GAAP noninterest income	$152,266	$158,778	$128,528	$117,659	$113,502	$557,231	$456,552
Non-GAAP noninterest income, net of noncontrolling interests	$144,523	$153,164	$118,992	$111,100	$109,090	$527,779	$448,513
GAAP total revenue	$545,972	$532,752	$471,224	$427,652	$410,107	$1,977,600	$1,607,075
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$539,843	$527,760	$462,154	$421,434	$405,982	$1,951,191	$1,600,173
GAAP operating efficiency ratio	48.36%	48.38%	53.32%	55.57%	57.35%	51.11%	53.50%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	48.85	48.82	54.32	56.35	57.87	51.76	53.70

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
GAAP non-marketable and other securities	$651,053	$627,469	$630,670	$635,550	$622,552
Less: amounts attributable to noncontrolling interests	120,409	121,401	124,453	126,263	122,415
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$530,644	$506,068	$506,217	$509,287	$500,137

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
GAAP SVBFG stockholders’ equity	$4,179,795	$4,059,813	$3,899,435	$3,764,331	$3,642,554
Tangible common equity	$4,179,795	$4,059,813	$3,899,435	$3,764,331	$3,642,554
GAAP total assets	$51,214,467	$50,754,287	$48,400,379	$46,413,339	$44,683,660
Tangible assets	$51,214,467	$50,754,287	$48,400,379	$46,413,339	$44,683,660
Risk-weighted assets	$32,736,959	$31,208,081	$29,754,958	$28,691,192	$28,248,750
Tangible common equity to tangible assets	8.16%	8.00%	8.06%	8.11%	8.15%
Tangible common equity to risk-weighted assets	12.77	13.01	13.11	13.12	12.89

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Tangible common equity	$3,762,542	$3,728,890	$3,607,234	$3,508,871	$3,423,427
Tangible assets	$50,383,774	$49,937,343	$47,571,865	$45,807,551	$44,059,340
Risk-weighted assets	$31,403,489	$29,970,913	$28,515,724	$27,368,552	$26,856,850
Tangible common equity to tangible assets	7.47%	7.47%	7.58%	7.66%	7.77%
Tangible common equity to risk-weighted assets	11.98	12.44	12.65	12.82	12.75